EXHIBIT 99.1

News Release
The York Water Company
130 East Market Street
Contact:	Jeffrey R. Hines, President	York, PA 17401
Or
Kathleen M. Miller, Chief Financial Officer

Phone:	717-845-3601	FOR IMMEDIATE RELEASE

YORK WATER COMPANY ANNOUNCES THREE MONTHS EARNINGS

York, Pennsylvania, May 6, 2011:  The York Water Company's (NASDAQ:YORW) President, Jeffrey R. Hines, announced today the Company's financial results for the first quarter of 2011.

President Hines reported that first quarter operating revenues of $9,645,000 increased $629,000, and net income of $2,139,000 increased $300,000 compared to the first quarter of 2010.  Higher water revenues due to the rate increase effective November 4, 2010 and growth in the customer base were the main reasons for the increase in revenues. Increased net income was partially offset by higher operating expenses, primarily for retirement and depreciation.  Earnings per share for the three-month period increased $0.02 over the same period last year.

During the first three months of 2011, the Company invested $2.1 million in capital projects for upgrades to water treatment facilities as well as various replacements of aging infrastructure. The Company estimates it will invest an additional $10.7 million in 2011 for expansion and improvements to its infrastructure to ensure a safe, adequate, and reliable supply of drinking water for the Company’s growing customer base.

On April 25, 2011, the Board of Directors declared the Company’s 562nd dividend.  2011 marks the Company’s 196th consecutive year of dividend payments.  The dividend is payable on July 15, 2011 to shareholders of record as of June 30, 2011.

	Three Months Ended March 31 In 000's (except per share)
	2011	2010
Operating Revenues	$9,645	$9,016
Net Income	$2,139	$1,839
Average Number of Common Shares Outstanding	12,696	12,571
Basic Earnings per Common Share	$0.17	$0.15
Dividends Paid Per Common Share	$0.131	$0.128

This news release may contain forward-looking statements regarding the Company’s operational and financial expectations. These statements are based on currently available information and are subject to risks, uncertainties, and other events which could cause the Company’s actual results to be materially different from the results described in this statement. The Company undertakes no duty to update any forward-looking statement.

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